CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-LBV1 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

March 17, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-LBV1 Series (the “VV-LBV1 Series”) and the creation of the VV-LBV1 Interests (the “VV-LBV1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in March 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-LBV1 Series and the creation of the VV-LBV1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-LBV1 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-LBV1 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-LBV1 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-LBV1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-LBV1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-LBV1 Interests

AUTHORIZED SHARES:	Minimum: 1,020 / Maximum: 1,122 Interests

SERIES ASSETS:	Left Bank Bordeaux Values
	Product	Vintage	Bottles
	Haut Bailly	2018	24
	Haut Bailly	2019	30
	Haut Bailly	2019	24
	Smith Haut Lafitte	2018	48
	Smith Haut Lafitte	2018	60
	Smith Haut Lafitte	2018	12
	Smith Haut Lafitte	2019	18
	Smith Haut Lafitte	2019	6
	Smith Haut Lafitte	2019	30
	Lynch Bages	2018	18
	Lynch Bages	2019	120
	Lynch Bages	2020	36
	Montrose	2018	90
	Montrose	2019	90
	Montrose	2020	90

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-LBV1 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King